Exhibit 10.13
FIRST AMENDMENT TO CREDIT AGREEMENT
     THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made and entered into as of June 20, 2007 (the “Effective Date”) among SUPERIOR OFFSHORE INTERNATIONAL, INC., a Delaware corporation as successor by merger to Superior Offshore International, L.L.C. (“Borrower”), JPMORGAN CHASE BANK, N.A., for itself, as Lender and as Administrative Agent for the Lenders (in such capacity, the “Agent”).
     WHEREAS, Borrower, Agent and Lenders are parties to that certain Credit Agreement, dated as of February 27, 2007 (as amended, restated or modified from time to time, the “Credit Agreement”);
     WHEREAS, Superior Offshore International, L.L.C. has merged with and into Superior Offshore International, Inc., a Delaware corporation, with Superior Offshore International, Inc. being the surviving entity, assuming all rights, duties and obligations of Superior Offshore International, L.L.C.;
     WHEREAS, Borrower has represented to Agent and Lenders that such merger did not and does not negatively affect Borrower’s ability to perform its obligation under the Credit Agreement or any other Loan Documents;
     WHEREAS, Borrower, Agent and Lenders desire to amend the Credit Agreement to allow and provide for such matters contained herein, all as hereinafter set forth.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
Definitions
     Section 1.01 Definitions. Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the same meaning as in the Credit Agreement, as amended hereby.
ARTICLE II
Amendments
     Section 2.01 Amendment of Preamble. Effective as of the Effective Date, the preamble of the Credit Agreement is hereby amended and restated to read as follows:
“CREDIT AGREEMENT dated as of February 27, 2007 (as it may be amended or modified from time to time, this “Agreement”), among SUPERIOR OFFSHORE INTERNATIONAL, INC., successor-by-merger to Superior Offshore International, L.L.C., the Lenders party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent. The parties hereto agree as follows:”
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     Section 2.02 Amendment to Article I. Effective as of the Effective Date, the following definitions found in Article I of the Credit Agreement are each hereby amended and restated in their entireties to read as follows:
     “‘Borrower’ means, Superior Offshore International, Inc., a Delaware corporation.”
     “‘Capital Expenditures’ means, for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements and maintenance and mandatory dry docking during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.”
     “‘Change in Control’ means, (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Louis E. Schaefer, Jr. and his Affiliates, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding Equity Interests of the Borrower; or (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors.”
     “‘Intercreditor Agreement’ means any intercreditor agreement entered into from time to time among Administrative Agent, the Borrower and the holders of Indebtedness permitted hereunder, including, without limitation, any intercreditor among Administrative Agent, the Borrower and the Term Collateral Agent.”
     “‘LC Sublimit’ means, as of any date of determination, the lesser of (a) $25,000,000 and (b) cash which is not subject to any other security interest or lien of equal or superior priority to the Lien of Administrative Agent, and held in an account of Administrative agent which account is subject to an account control agreement in favor of Administrative Agent.”
     “‘LIBO Rate’ means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen Libor 01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Reuters Screen Libor 01 Page (or otherwise on such screen), the “LIBO Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as
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may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.”
     “‘Prepayment Event’ means:
     (a) any Asset Sale; or
     (b) any Recovery Event; or
     (c) the issuance by the Borrower, solely for cash proceeds, of any Equity Interest, other than issuance(s) with cash proceeds in an aggregate amount not to exceed $5,000,000, in any fiscal year (i) under the Superior Offshore International, Inc. 2007 Stock Incentive Plan (as amended, modified, or replaced from time to time) or any other stock incentive plan adopted from time to time (as amended, modified, or replaced from time to time) and (ii) of Equity Interests to directors, officers, or employees; or
     (d) the incurrence by any Loan Party of any indebtedness, other than Indebtedness permitted under Section 6.01 or permitted by the Required Lenders pursuant to Section 9.02;
provided, however, that to the extent that amounts received with respect to clauses (a), (b), (c) and (d) above are (i) required to be applied to prepayment of loans outstanding under Indebtedness permitted under Section 6.01(l) and are so applied or (ii) permitted under Indebtedness permitted under Section 6.01(l) to be reinvested and are so reinvested, then such events shall not constitute a Prepayment Event hereunder.”
     “‘Revolving Commitment’ means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Overadvances and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of Lenders’ Revolving Commitment is $55,000,000.”
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     “‘Revolving Loan Sublimit’ means, as of any date of determination, the lesser of (a) $30,000,000 and (b) the Availability as of such date.”
     “‘Subordinated Indebtedness’ means any indebtedness of any Loan Party or any of its Subsidiaries consented to in writing by the Administrative Agent and subordinated to the Obligations in a manner and form satisfactory to the Administrative Agent and Lenders in their sole discretion as to right and time of payment and as to any other rights and remedies thereunder.”
     “‘Superior Achiever’ means the DP III multipurpose vessel currently under construction at the Merwede Shipyard Nieuwbouw BV (the “Shipyard”) in The Netherlands, under a Shipbuilding Contract YN-714, dated as of September 21, 2006, as amended (the “Shipbuilding Contract”), which Shipbuilding Contract is subject to various Guarantees (the “Refund Guarantees”) issued by Commerzbank AG Kantoor Amsterdam (the “Refund Guarantor”).”
     “‘Term Loan Administrative Agent’ means Fortis Capital Corp. and its successors and assigns, or any other Person reasonably acceptable to Administrative Agent.”
     “‘Term Loan Agreement’ means that certain Credit Agreement by and among Borrower, Term Loan Collateral Agent, Term Loan Administrative Agent and the other lenders party thereto, or any other agreement reasonably acceptable to Administrative Agent.”
     “‘Term Loan Collateral Agent’ means Fortis Capital Corp. and its successors and assigns, or any other Person reasonably acceptable to Administrative Agent.”
     Section 2.03 Amendment to Article I. Effective as of the Effective Date, Article I of the Credit Agreement is hereby amended to add the following definitions in the correct alphabetical order:
     “‘Consolidated EBITDA’ means, at any date, the aggregate amount of EBITDA of the Borrower and its domestic Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.”
     “‘Consolidated Leverage Ratio’ means, as at the last day of any period, the ratio of Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.”
     “‘Consolidated Total Debt’ means, at any date, the aggregate principal amount of all Indebtedness of the Borrower and its domestic
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Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.”
     Section 2.04 Amendment to Section 2.01(b). Effective as of the Effective Date, Section 2.01(b) of the Credit Agreement is hereby amended by replacing the first proviso thereto with the following:
     “provided, that in no event shall the aggregate Commitment of all Lenders be increased to an amount greater than $70,000,000.”
     Section 2.05 Amendment to Section 2.03. Effective as of the Effective Date, Section 2.03 of the Credit Agreement is hereby amended by replacing the first paragraph thereto with the following:
     “To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and signed by the Borrower or by telephone (a) in the case of a Eurodollar Borrowing, not later than 10:00 a.m., Chicago time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than noon, Chicago time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 9:00 a.m., Chicago time, on the date of the proposed Borrowing. Each such borrowing notice must be executed by either the chief financial officer or the treasurer of the Borrower as well as by any one of the following officers of the Borrower: chairman of the board, chief executive officer, president, senior vice president, or corporate secretary. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:”
     Section 2.06 Amendment to Section 5.01(c). Effective as of the Effective Date, Section 5.01(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:
     “(c) within 30 days after the end of each fiscal month of the Borrower, a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit D (i) certifying, in the case of the financial statements delivered under clause (b), as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in
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accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.16 and 6.17 and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; provided, however, that for the months of March, June, September and December, such certificate shall be delivered within 45 days after the end of each fiscal month of the Borrower.”
     Section 2.07 Amendment to Section 5.02(d). Effective as of the Effective Date, Section 5.02(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:
     “(d) any threat in writing to withhold any payment or payments in an aggregate amount that exceeds $750,000 owed to any Loan Party by any customer of such Loan Party and such notice shall detail the name, address and brief summary of the reason for the threatened non-payment;”
     Section 2.08 Amendment to Article V. Effective as of the Effective Date, Article V of the Credit Agreement is hereby amended by adding a new Section 5.14 immediately following Section 5.13, as set forth below:
     “SECTION 5.14. Annual Appraisal; Vessel Utilization. Borrower shall deliver to the Administrative Agent any asset appraisals and any asset usage reports required to be delivered pursuant to the Term Loan Agreement, as and when delivered to the Term Administrative Agent and/or Term Collateral Agent as required under the Term Loan Agreement.”
     Section 2.09 Amendment to Article V. Effective as of the Effective Date, Article V of the Credit Agreement is hereby amended by adding a new Section 5.15 immediately following Section 5.14, as set forth below:
     “SECTION 5.15. Perfection. The Borrower shall use commercially reasonable efforts to take such actions as may be reasonably requested by the Administrative Agent (taking into consideration the cost of compliance and the benefits to be provided to the Administrative Agent thereby) to perfect the interest of the Administrative Agent in the owner furnished equipment used in the construction of the Superior Achiever and/or the Superior Achiever under the laws of The Netherlands.”
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     Section 2.10 Amendment to Section 6.01(f). Effective as of the Effective Date, Section 6.01(f) of the Credit Agreement is hereby amended and restated in its entirety as follows:
     “(f) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 6.02(g) in an aggregate principal amount not to exceed $2,000,000 in any fiscal year of the Borrower at any time outstanding;”
     Section 2.11 Amendment to Section 6.01(h). Effective as of the Effective Date, Section 6.01(h) of the Credit Agreement is hereby amended and restated in its entirety as follows:
     “(h) Guarantee Obligations incurred by the Borrower of obligations of Subtech in an aggregate amount not to exceed $2,000,000;”
     Section 2.12 Amendment to Section 6.01(i). Effective as of the Effective Date, Section 6.01(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:
     “(i) Charter Obligations of the Borrower and its domestic Subsidiaries in an aggregate amount not to exceed $10,000,000;”
     Section 2.13 Amendment to Section 6.01(j). Effective as of the Effective Date, the semicolon immediately preceding the word “and” and the word “and” shall be deleted and a semicolon shall be substituted therefor.
     Section 2.14 Amendment to Section 6.01(k). Effective as of the Effective Date, Section 6.01(k) of the Credit Agreement is hereby amended and restated in its entirety as follows:
     “(k) additional Indebtedness of the Borrower or any of its domestic Subsidiaries in an aggregate principal amount (for the Borrower and all such Subsidiaries) not to exceed $5,000,000 at any one time outstanding;”
     Section 2.15 Amendment to Section 6.01. Effective as of the Effective Date, a new Section 6.01(l) shall be added to the Credit Agreement immediately following Section 6.01(k), and shall read in its entirety as follows:
     “(l) Indebtedness constituting financing of vessels or other equipment in an amount not to exceed $60,000,000; provided, in the event that the terms of such Indebtedness permit (without giving effect, for purposes of this Section 6.01(l), to any amendment or waiver of such terms unless otherwise agreed by the Agent and the Required Lenders) the aggregate amount of such Indebtedness to be increased, the aggregate amount of such Indebtedness may exceed $60,000,000 but not exceed $100,000,000; provided, further, that in any event the collateral securing such financing is not greater as to type or priority than the collateral
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securing the Term Loan Agreement and is subject to an intercreditor agreement in form and substance satisfactory to Administrative Agent in its sole discretion; and”
     Section 2.16 Amendment to Section 6.01. Effective as of the Effective Date, a new Section 6.01(m) shall be added to the Credit Agreement immediately following Section 6.01(l), and shall read in its entirety as follows:
     “(m) Indebtedness consisting of the financing of insurance premiums in an amount not to exceed $5,000,000.”
     Section 2.17 Amendment to Section 6.02(k). Effective as of the Effective Date, the semicolon immediately preceding the word “and” and the word “and” shall be deleted and a semicolon shall be substituted therefor.
     Section 2.18 Amendment to Section 6.02(l). Effective as of the Effective Date, Section 6.02(l) of the Credit Agreement is hereby amended and restated in its entirety as follows:
     “(l) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all domestic Subsidiaries) $1,500,000 at any one time;”
     Section 2.19 Amendment to Section 6.02. Effective as of the Effective Date, a new Section 6.02(m) shall be added to the Credit Agreement immediately following Section 6.02(l) to read in its entirety as follows:
     “(m) Liens securing Indebtedness permitted in accordance with Section 6.01(l) herein.”
     Section 2.20 Amendment to Section 6.04(d). Effective as of the Effective Date, Section 6.04(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:
     “(d) loans and advances to employees of the Borrower or any domestic Subsidiary in the ordinary course of business (including for travel, entertainment and relocation expenses (including the purchase of residences to facilitate employee relocations)) in an aggregate amount for the Borrower and all domestic Subsidiaries not to exceed $500,000 at any one time outstanding;”
     Section 2.21 Amendment to Section 6.04(i). Effective as of the Effective Date, Section 6.04(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:
     “(i) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its domestic
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Subsidiaries in an aggregate amount (valued at cost) not to exceed $2,000,000 during the term of this Agreement;”
     Section 2.22 Amendment to Section 6.05(f). Effective as of the Effective Date, Section 6.05(f) of the Credit Agreement is hereby amended and restated in its entirety as follows:
     “(f) the Disposition of other property having a fair market value not to exceed $3,000,000 in any fiscal year.”
     Section 2.23 Amendment to Section 6.08. Effective as of the Effective Date, Section 6.08 of the Credit Agreement is hereby amended and restated in its entirety as follows:
     “SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. No Loan Party will, nor will it permit any domestic Subsidiary to declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Equity Interests or Subordinated Debt of any Loan Party or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Loan Party or any Subsidiary (collectively, “Restricted Payments”), except that:
     (a) any domestic Subsidiary may make Restricted Payments to the Borrower or any wholly owned Subsidiary Guarantor;
     (b) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may purchase its common stock or common stock options from present or former officers or employees of any Loan Party or any Subsidiary upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this clause (b) after the date hereof (net of any proceeds received by the Borrower after the date hereof in connection with resales of any common stock or common stock options so purchased) shall not exceed $250,000 in any fiscal year of the Borrower;
     (c) the Borrower may acquire Equity Interests of the Borrower in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations; and
     (d) so long as (i) no Event of Default exists or would result therefrom, (ii) no Default exists or would result therefrom due to compliance with the Fixed Charge Coverage Ratio set forth in Section 6.17 and (iii) the Borrower has Availability of at least $15,000,000 after
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giving effect to such dividends, the Borrower may pay dividends to its shareholders.”
     Section 2.24 Amendment to Section 6.09. Effective as of the Effective Date, Section 6.09 of the Credit Agreement is hereby amended and restated in its entirety as follows:
     “SECTION 6.09. Transactions with Affiliates. No Loan Party will, nor will it permit any domestic Subsidiary to, except with respect to (x) Investments permitted pursuant to Section 6.04(c), Section 6.04(d) and Section 6.04(f), (y) the performance of employment, equity award, equity option or equity appreciation agreements, plans or other similar compensation or benefit plans or arrangements (including vacation plans, health and insurance plans, deferred compensation plans and retirement or savings plans) entered into by any of the Loan Parties in the ordinary course of its business with its employees, officers and directors, and (z) any indemnity provided on behalf of, officers, directors, and employees of any of the Loan Parties in their capacity as such, to the extent customary, enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any wholly owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement; provided, however, a Loan party may enter into customary agreements for employment, confidentiality or other similar agreements with the officers, directors and employees of any of the Loan Parties so long as such agreements are in compliance with subsections (b) and (c) hereof, (b) in the ordinary course of business of the Borrower or relevant domestic Subsidiary, and (c) upon fair and reasonable terms no less favorable to the Borrower or relevant domestic Subsidiary than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.”
     Section 2.25 Amendment to Section 6.10. Effective as of the Effective Date, Section 6.10 of the Credit Agreement is hereby amended and restated in its entirety as follows:
     “SECTION 6.10. Restrictive Agreements. No Loan Party will, nor will it permit any domestic Subsidiary to enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents, (b) the Term Loan Documentation and (c) any agreements governing any purchase money Liens, vessel or equipment financing otherwise permitted hereby or, Capital Lease Obligations otherwise permitted hereby (in which case, any
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prohibition or limitation shall only be effective against the assets financed thereby).”
     Section 2.26 Amendment to Section 6.12. Effective as of the Effective Date, Section 6.12 of the Credit Agreement is hereby amended and restated in its entirety as follows:
     “‘SECTION 6.12. Clauses Restricting Subsidiary Distributions.’ No Loan Party will, nor will it permit any domestic Subsidiary to enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any domestic Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such domestic Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other domestic Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other domestic Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other domestic Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions existing under the Term Loan Documentation or the documentation governing Indebtedness permitted under Section 6.01(l) and (iii) any restrictions with respect to a domestic Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such domestic Subsidiary.”
     Section 2.27 Amendment to Section 6.16. Effective as of the Effective Date, Section 6.16 of the Credit Agreement is hereby amended and restated in its entirety as follows:
     “‘SECTION 6.16. Capital Expenditures.’ No Loan Party will, nor will it permit any domestic Subsidiary to, commencing with fiscal year 2007 and for each fiscal year thereafter, make or commit to make any Capital Expenditure, except Capital Expenditures of the Borrower and its domestic Subsidiaries in the ordinary course of business not exceeding in the aggregate $40,000,000, in each case, exclusive of (i) any Net Proceeds of any Asset Sale or Recovery Event applied in accordance with Section 2.11(c) to acquire, replace, or repair assets and (ii) all Capital Expenditures attributable to the Superior Achiever and related equipment to the extent purchased or refinanced with proceeds of Indebtedness permitted under Section 6.01(l) hereof or under the Term Loan Agreement.”
     Section 2.28 Amendment to Section 6.17. Effective as of the Effective Date, Section 6.17 of the Credit Agreement is hereby amended to add a new subsection (b) as set forth below:
     “(b) Consolidated Leverage Ratio. The Borrower will not permit the Consolidated Leverage Ratio as of the last day of any period of four (4) consecutive fiscal quarters to exceed 2.0 to 1.0.”
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     Section 2.29 Amendment to Article VI. Effective as of the Effective Date, Article VI of the Credit Agreement is hereby amended by adding a new Section 6.18 as set forth below:
     “SECTION 6.18. Modifications. No Loan Party shall, nor shall it permit any of its Subsidiaries, to agree to any modification, amendment or supplement to any instrument evidencing Subordinated Debt of such Loan Party or Subsidiary without the prior written consent of the Administrative Agent (which shall not be unreasonably withheld).”
     Section 2.30 Amendment to Article VI. Effective as of the Effective Date, Article VI of the Credit Agreement is hereby amended by adding a new Section 6.19 as set forth below:
     “SECTION 6.19. Intercreditor Agreement. Borrower shall not execute and deliver the Term Loan Agreement unless concurrently with the execution thereof, Borrower, Administrative Agent and Term Loan Collateral Agent execute an Intercreditor Agreement reasonably acceptable to the Administrative Agent.”
     Section 2.31 Amendment to Section 9.02. Effective as of the Effective Date, Section 9.02 of the Credit Agreement is hereby amended by adding the following sentence at the end of subsection (b):
     “In addition, any amendment or modification to the number or title of the officers required to execute any borrowing notice (as provided in Section 2.3) must be executed by such officers as would be required to execute any borrowing notice (before giving effect to such amendment or modification).”
     Section 2.32 Amendment to Commitment Schedule. Effective as of the Effective Date, the Commitment Schedule is hereby amended and restated in its entirety with the Commitment Schedule attached hereto as Exhibit A.
     Section 2.33 Amendment to Exhibit D. Effective as of the Effective Date, Exhibit D is hereby amended and restated in its entirety with the Compliance Certificate attached hereto as Exhibit B.
ARTICLE III
Conditions Precedent
     Section 3.01 Conditions. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent (such date on which such conditions are satisfied being the “Effective Date”), unless specifically waived by Agent and Lenders.
     (a) Agent shall have received all of the following documents, each document (unless otherwise indicated) being dated the date hereof, duly authorized, executed and delivered by the parties thereto, and in form and substance reasonably satisfactory to Agent and Lenders:
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     (i) this Amendment;
     (ii) that certain First Amendment to Pledge and Security Agreement dated as of June ___, 2007 between Borrower and Agent.
     (iii) a certified copy of the resolutions of the Directors of the Borrower authorizing the execution, delivery and performance of this Amendment and any and all other Loan Documents executed by the Borrower in connection therewith, along with a certificate of incumbency certified by the secretary of the Borrower with specimen signatures of the officers of the Borrower who are authorized to sign such documents (such certificates of incumbency to be bring down certificates of incumbency for Borrower);
     (iv) that certain Reaffirmation of Loan Documents, dated as of June ___, 2007 among Borrower, Agent and Lenders;
     (v) an executed copy of (i) the First Amendment to Preferred Fleet Mortgage, Covering the Vessel SUPERIOR ENDEAVOR, Official Number 1646 and (ii) the First Amendment to Preferred Fleet Mortgage, Covering the Vessels GULF DIVER III, Official Number 576020, GULF DIVER IV, Official Number 553457, GULF DIVER V, Official Number 555837 and GULF DIVER VI, Official Number 589812;
     (vi) such additional documents, instruments and information as Agent or Lenders or their legal counsel may reasonably request.
     (b) Agent shall have received a closing fee in the amount of $45,000, which shall be fully earned, nonrefundable and payable on the Effective Date.
     (c) The representations and warranties contained in the Credit Agreement and/or in the other Loan Documents in each case, as Modified (hereinafter defined) hereby and as contained herein shall be true and correct as of the Effective Date as if made on such date, except to the extent such representations and warranties (i) relate to any matter with respect to which written notice has been given to Agent and/or Lenders by Loan Parties pursuant to and in accordance with the Credit Agreement or (ii) which by their terms expressly speak as of an earlier date;
     (d) No Default or Event of Default shall have occurred and be continuing.
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     (e) All corporate proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be reasonably satisfactory to Agent, Lenders and their legal counsel.
     Section 3.02 The term “Modified” as used herein shall mean and include expressly amended or modified, as the case may be, and shall include correlative meanings thereof; provided however, for the avoidance of doubt, the term “Modified” shall not include any waivers that are subsequently terminated and of no longer of any force and effect pursuant to the terms hereof.
ARTICLE IV
Ratifications, Representations and Warranties
     Section 4.01 Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Credit Agreement and except as Modified and superseded by this Amendment, the terms and provisions of the Credit Agreement are each ratified and confirmed and shall continue in full force and effect. Additionally, Borrower hereby ratifies and confirms its agreements under the Credit Agreement and the other Loan Documents, in each case as Modified hereby, as of each of the date hereof, the Effective Date. Borrower hereby agrees that all Liens and security interests securing payment of the Obligations are hereby collectively renewed, ratified and brought forward as security for the payment and performance of the Obligations, as the same may have been Modified by this Amendment and the documents executed in connection herewith, in each case as of each of the Effective Date.
     Section 4.02 Representations and Warranties. Borrower hereby represents and warrants to Agent and Lenders as of the date hereof and the Effective Date that (i) the execution, delivery and performance of this Amendment and any and all other Loan Documents executed and/or delivered in connection herewith have been authorized by all requisite corporate action on the part of the Borrower and will not violate the certificate/articles of incorporation or other analogous formation documents of the Borrower (ii) the representations and warranties contained in the Credit Agreement, and any other Loan Document, in each case as Modified hereby, are true and correct on and as of the date hereof and as of the Effective Date as though made on and as of such date, except to the extent any such representations and warranties (A) relate to any matter with respect to which written notice has been provided by the Borrower pursuant to and in accordance with the Credit Agreement or (B) which by their terms expressly speak as of an earlier date, (iii) no Default or Event of Default has occurred and is continuing under the Credit Agreement or the Loan Documents, each as Modified hereby, (iv) Borrower has not amended its certificate/articles of incorporation or other analogous formation document or bylaws or other analogous charter or organizational documents after April 18, 2007.
ARTICLE V
Miscellaneous
     Section 5.01 Survival of Representations and Warranties. All representations and warranties made in the Credit Agreement or any other document or documents relating thereto,
First Amendment to Credit Agreement

including, without limitation, any Loan Document furnished in connection with this Amendment, shall survive the execution and delivery of this Amendment and the other Loan Documents, in each case, as Modified hereby, and no investigation by Agent or any Lender or any closing shall affect the representations and warranties or the right of Agent or Lenders to rely upon them.
     Section 5.02 Reference to Credit Agreement; Obligations. Each of the Loan Documents, including the Credit Agreement and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement, are hereby amended so that any reference in such Loan Documents to the Credit Agreement or any other Loan Documents shall mean a reference to the Credit Agreement or such other Loan Document, in each case as Modified hereby. Borrower acknowledges and agrees that its obligations under this Amendment and the Credit Agreement, as amended hereby, constitute “Obligations” as defined in the Credit Agreement and as used in the Loan Documents.
     Section 5.03 Expenses. As provided in the Credit Agreement, Borrower agrees to pay on demand all reasonable costs and expenses incurred by Agent in connection with the preparation, negotiation and execution of this Amendment and the other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the reasonable costs and fees of Agent’s legal counsel, and all reasonable costs and expenses incurred by Agent in connection with the enforcement or preservation of any rights under the Credit Agreement or any other Loan Document, in each case as Modified hereby.
     Section 5.04 Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable. Furthermore, in lieu of each such invalid or unenforceable provision there shall be added automatically as a part of this Amendment a valid and enforceable provision that comes closest to expressing the intention of such invalid unenforceable provision.
     Section 5.05 APPLICABLE LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AMENDMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF TEXAS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
     Section 5.06 Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of Agent, Lenders, the Borrower and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of each Lender.
First Amendment to Credit Agreement

     Section 5.07 Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.
     Section 5.08 No Waiver. Nothing contained herein shall be construed as a waiver by Agent or Borrower of any covenant or provision of the Credit Agreement, Security Agreement, the other Loan Documents, or of any other contract or instrument between Borrower and Agent, and the failure of Agent at any time or times hereafter to require strict performance by the Borrower of any provision thereof shall not waive, affect or diminish any right Agent has to thereafter demand strict compliance therewith. Agent hereby reserves all rights granted under the Credit Agreement, Security Agreement, other Loan Documents, and any other contract or instrument between the Borrower and Agent.
     Section 5.09 Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.
     Section 5.10 Release. BORROWER ACKNOWLEDGES THAT, BASED ON THE FACTS AND CIRCUMSTANCES KNOWN TO BORROWER AS OF THE DATE HEREOF, IT HAS NO DEFENSE, COUNTERCLAIM, OFFSET, CROSS-COMPLAINT, CLAIM OR DEMAND OF ANY KIND OR NATURE WHATSOEVER RESULTING FROM THE CREDIT AGREEMENT, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS THAT CAN BE ASSERTED TO REDUCE OR ELIMINATE ALL OR ANY PART OF ITS LIABILITY TO REPAY THE “OBLIGATIONS” OR TO SEEK AFFIRMATIVE RELIEF OR DAMAGES OF ANY KIND OR NATURE FROM AGENT OR LENDERS. BORROWER HEREBY VOLUNTARILY AND KNOWINGLY RELEASE AND FOREVER DISCHARGE AGENT AND LENDER, THEIR RESPECTIVE PREDECESSORS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS, FROM ALL POSSIBLE CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, EXPENSES, AND LIABILITIES WHATSOEVER, IN EACH CASE, TO THE EXTENT (A) KNOWN, ANTICIPATED OR SUSPECTED BY BORROWER AS OF THE DATE HEREOF AND (B) RESULTING FROM THE CREDIT AGREEMENT, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, WHETHER FIXED, CONTINGENT, OR CONDITIONAL, AT LAW OR IN EQUITY, ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE DATE THIS AMENDMENT IS EXECUTED, WHICH BORROWER MAY NOW HAVE AGAINST AGENT AND ANY LENDER, THEIR PREDECESSORS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS, IF ANY, AND IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, AND ARISING FROM ANY LOANS, INCLUDING, WITHOUT LIMITATION, ANY CONTRACTING FOR, CHARGING, TAKING, RESERVING, COLLECTING OR RECEIVING INTEREST IN EXCESS OF THE HIGHEST LAWFUL RATE APPLICABLE, THE EXERCISE OF ANY RIGHTS AND REMEDIES UNDER THE CREDIT AGREEMENT OR OTHER LOAN DOCUMENTS, AND NEGOTIATION FOR AND EXECUTION OF THIS AMENDMENT.
     Section 5.11 NO ORAL AGREEMENTS. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT
First Amendment to Credit Agreement

BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.
[Remainder of Page Intentionally Left Blank; Signature Pages Follow]
First Amendment to Credit Agreement

     IN WITNESS WHEREOF, this Amendment has been executed on the Effective Date.

BORROWER: SUPERIOR OFFSHORE INTERNATIONAL, INC.
By:	/s/ Roger D. Burks
Name: Roger D. Burks Title: Chief Financial Officer
First Amendment to Credit Agreement

AGENT: JPMORGAN CHASE BANK, N.A. Individually, as Administrative Agent and Lender
By:	/s/ Christy West
Name: Christy West
Title: Vice President

SCHEDULE I
EXHIBIT A
TO THE
FIRST AMENDMENT TO CREDIT AGREEMENT
COMMITMENT SCHEDULE

Lender	Revolving Commitment	Commitment
JPMorgan Chase Bank, N.A.	$55,000,000	$55,000,000

Total	$55,000,000	$55,000,000

EXHIBIT B
TO THE
FIRST AMENDMENT TO CREDIT AGREEMENT
COMPLIANCE CERTIFICATE
To:       The Lenders parties to the Credit Agreement Described Below
     This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of February 27, 2007 (as amended by that First Amendment to Credit Agreement and as may be further amended, modified, renewed or extended from time to time, the “Agreement”) among Superior Offshore International, Inc. (the “Borrower”), the other Loan Parties, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and as the Issuing Bank. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
     THE UNDERSIGNED HEREBY CERTIFIES THAT:
     1. I am the duly elected                      of the Borrower;
     2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements [for quarterly or monthly financial statements add: and such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes];
     3. The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Agreement;
     4. I hereby certify that no Loan Party has changed (i) its name, (ii) its chief executive office, (iii) the type of entity it is or (iv) its state of incorporation or organization without having given the Agent the notice required by Section 4.15 of the Security Agreement;
     5. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct; and

     6. Schedule II attached hereto sets forth the various reports and deliveries which are required at this time under the Credit Agreement and the other Loan Documents and the status of compliance.
     7. Exhibit A attached hereto sets forth the calculation of Average 30-Day Availability.
     8. The basis for the determination of the Applicable Margin shall be (check one):
___  Average 30-Day Availability
  ___  Fixed Charge Coverage Ratio.
     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event or (i) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:

     The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___day of ___, ___.

SUPERIOR OFFSHORE INTERNATIONAL, INC.
By:
Name:
Title:

SCHEDULE I
Compliance as of _________, ____ with
Provisions of       and                      of
the Agreement
6.16 CAPITAL EXPENDITURES

(A)	The actual Capital Expenditures for the Fiscal Year total:	$

(B)	Minus Capital Expenditures made with Net Proceeds of Asset Sales or Recovery Events:	$

(C)	Minus Capital Expenditures attributable to the Superior Achiever or related equipment and made or refinanced with proceeds of the term loan	$

(D)	Applicable Capital Expenditures for the Fiscal Year (A) – (B) – (C):	$

(E)	The amount of Capital Expenditures are not permitted to exceed the sum of:	$

*	As set forth in Section 6.16 of the Credit Agreement.
6.17
(A) FIXED CHARGE COVERAGE RATIO

The actual Fixed Charge Coverage Ratio for the period of four Fiscal Quarters most recently ended (the “Reported Period”) is:	___ to 1.0

the Fixed Charge Coverage Ratio is required to be not less than:	1.2 to 1.0

*	As set forth in Section 6.17(a) of the Credit Agreement.
The Fixed Charge coverage Ratio of the Reported Period has been calculated as follows:

(A)	EBITDA for the Reported Period: (See below for calculation of EBITDA)	$

minus

(B)	the unfinanced portion of Capital Expenditures:	$

divided by

(C)	Fixed Charges for the Reported Period:	$

(B) CONSOLIDATED LEVERAGE RATIO

The actual Consolidated Leverage for the period of The Reported Period is:	___ to 1.0

the Fixed Charge Coverage Ratio is required to be not less than:	2.0 to 1.0

*	As set forth in Section 6.17(b) of the Credit Agreement.
The Consolidated Leverage Ratio of the Reported Period has been calculated as follows:

(D)	Consolidated Total Debt on any such day:	$

divided by

(E)	Consolidated EBITDA for the Restricted Period: (See below for calculation of EBITDA)	$

CALCULATION OF FIXED CHARGES
For purposes of this Compliance Certificate, consolidated Fixed Charges for the Reported Period has been calculated as follows and are all calculated for the Borrower and its Subsidiaries on a consolidated basis::

(a) cash Interest Expense during such period:	$

plus

(b) scheduled principal payments on Indebtedness made during such period:	$

plus

(c) expense for taxes paid in cash during such period:	$

plus

(d) dividends and distributions paid in cash during such period, other than any Restricted payment made to a Loan Party or made pursuant to Section 6.08(c) or (d):	$

plus

(e) Capital Lease Obligation payments made during such period:	$

plus

(f) cash contributions to any Plan:	$

TOTAL FIXED CHARGES:	$

CALCULATION OF EBITDA
For purposes of this Compliance Certificate, EBITDA for the Reported period has been calculated as follows:

I. Net Income for the Reported Period:	$

plus

II. for the Reported Period, the sum of:

a) income tax expense:	$

b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fee and charges associated with Indebtedness (including the Loans):	$

c) depreciation and amortization expense:	$

d) amortization of intangibles (including, but not limited to, goodwill) and organization costs:	$

e) any extraordinary non-cash expenses or losses (including, whether or not otherwise included as a separate item in the statement of such Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business):
$

minus

a) to the extent included in the statement of such Net Income for such period the sum of :

i. interest income:	$

ii. any extraordinary or non-recurring non-cash income or gains (including, whether or not otherwise included as a separate item in the statement of such Net Income for such period, gains on the sales of assets outside of the ordinary course of business):
$

iii. income tax credits (to the extent not netted from income tax expense):	$

iv. any other non-cash income, and	$

b) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Net Income:
$

TOTAL EBITDA:	$

SCHEDULE II
Reports and Deliveries Currently Due